Exhibit 35

CALIFORNIA REPUBLIC BANK

ANNUAL STATEMENT AS TO COMPLIANCE

PURSUANT TO SECTION 3.09 OF THE INDENTURE

AND SECTION 2(a)(i)(H) OF THE ADMINISTRATION AGREEMENT

I, Mark K. Olson, do hereby certify that I am the Chief Financial Officer of California Republic Bank (the “Company”) and further certify on behalf of the Company in its capacity as Servicer under the Sale and Servicing Agreement dated as of November 1, 2013 by and among California Republic Auto Receivables Trust 2013-2 (the “Trust”), California Republic Funding, LLC (the “Depositor”), Deutsche Bank Trust Company Americas (the “Indenture Trustee”), California Republic Bank (the “Servicer”, the “Administrator” and the “Custodian”), and CSC Logic, Inc. (the “Backup Servicer”), and as Administrator under the Administration Agreement dated as of November 1, 2013 by and among the Trust, the Administrator, the Indenture Trustee and Wilmington Trust, National Association (the “Owner Trustee”) as follows with respect to the activities of the Trust, as Issuer, in accordance with Section 3.09 of the Indenture dated as of November 1, 2013 by and between the Trust and the Indenture Trustee:

(i)	A review of the activities of the Issuer during the period from November 21, 2013 through December 31, 2013, and of its performance under the Indenture has been made under my supervision.

(ii)	To the best of my knowledge and information, based upon such review, the Issuer has complied with all conditions and covenants under the Indenture throughout such period in all material respects.

IN WITNESS WHEREOF, the undersigned, in my capacity as specified below, has caused this certificate to be executed as of this 28th day of March 2014.

/s/ Mark K. Olson
Mark K. Olson
EVP, Chief Financial Officer